Exhibit 99.1

CSK AUTO CORPORATION INVESTOR PRESENTATION TO BE
AVAILABLE ON WEBSITE

PHOENIX, AZ, September 27, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, will be posting on its website the slides included in its current investor presentation package used by the Company’s senior management. The presentation has been updated to reflect the Company’s second quarter fiscal 2004 financial results.

The slides will be available to interested parties commencing on September 28, 2004 through the Company’s website at www.cskauto.com by pointing one’s browser and clicking on “Investors”, and then “Presentations.”

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 1, 2004, the Company operated 1,123 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Contact:	Don Watson
(602) 631-7224